QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Magna Entertainment Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MAGNA ENTERTAINMENT CORP.

2005
NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT

Monday, May 2, 2005
at 11:00 a.m.

Le Royal Meridien King Edward Hotel
Vanity Fair Ballroom
37 King Street East
Toronto, Ontario, Canada

Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-7172

April 1, 2005

Dear Stockholder:

        On behalf of our Board of Directors and management, it is my pleasure to invite you to MEC's Annual Meeting of Stockholders on Monday, May 2, 2005, beginning at 11:00 a.m., in the Vanity Fair Ballroom at Le Royal Meridien King Edward Hotel. The Notice of Annual Meeting and Proxy Statement accompanying this letter fully describe the business to be transacted at the meeting.

        At the Annual Meeting, we will report to you on MEC's performance during 2004, our first quarter results for 2005 and our vision for the future. I welcome this opportunity to have a discussion with MEC's stockholders and I look forward to your comments and questions.

        In appreciation of your investment in MEC, we are pleased, once again, to offer to you an opportunity to obtain two free passes for general admission to any of our racetracks and off-track betting facilities. The passes are good for an unlimited number of visits over the next year. Please detach, complete and mail the enclosed postcard if you wish to take advantage of this offer.

        I look forward to seeing many of you on May 2nd. For those of you who are unable to attend in person, please visit our website at www.magnaentertainment.com to view a webcast of the Annual Meeting. Your vote is important. If you are unable to attend the meeting, please complete the enclosed proxy form or voting instruction card, as applicable, and return it as directed.

Sincerely,
W. Thomas Hodgson President and Chief Executive Officer

NOTICE OF ANNUAL MEETING

                The Annual Meeting of Stockholders of Magna Entertainment Corp. ("MEC") will be held on Monday, May 2, 2005, beginning at 11:00 a.m. local time, at Le Royal Meridien King Edward Hotel, 37 King Street East, Toronto, Ontario, Canada, to consider and take action upon the following matters described in the accompanying Proxy Statement:

  (1)
  the election of ten directors for the ensuing year;

  (2)
  the ratification of the appointment, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as MEC's auditors for the fiscal year ending December 31, 2005;

  (3)
  the stockholder proposal of Howard Lipsitz; and

  (4)
  such other matters as may properly come before the meeting.

        The Board of Directors has determined that owners of record of MEC's Class A Subordinate Voting Stock and Class B Stock at the close of business on Tuesday, March 15, 2005 are entitled to notice of and to vote at the meeting, and at any adjournment(s) thereof.

By Order of the Board of Directors
Lee Jackson, Secretary
Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario Canada L4G 7K1 April 1, 2005

YOUR VOTE IS IMPORTANT

        To vote your shares, please complete, sign and date the enclosed proxy form or voting instruction card, as applicable, and return it in the enclosed postage-paid envelope. Please see "GENERAL INFORMATION — Holders of Class A Subordinate Voting Stock and Class B Stock".

i

PROXY STATEMENT

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Magna Entertainment Corp. ("MEC" or the "Company") for use at MEC's Annual Meeting of Stockholders to be held on May 2, 2005, and at any adjournment(s) thereof. The solicitation of proxies provides all stockholders who are entitled to vote on matters that come before the meeting with an opportunity to do so whether or not they attend the meeting in person. This Proxy Statement and the related proxy form are first being mailed to MEC's stockholders on or about April 5, 2005.

Holders of Class A Subordinate Voting Stock and Class B Stock

        Owners of record of MEC's Class A Subordinate Voting Stock and Class B Stock at the close of business on March 15, 2005 are entitled to notice of and to vote at the Annual Meeting. Such owners of the Class A Subordinate Voting Stock are entitled to one vote for each share held and such owners of the Class B Stock are entitled to 20 votes for each share held.

        As of March 15, 2005, MEC had authorized 310,000,000 shares of Class A Subordinate Voting Stock, par value $0.01 per share, of which 48,878,796 were issued and outstanding, and 90,000,000 shares of Class B Stock, par value $0.01 per share, of which 58,466,056 were issued and outstanding. The owners of a majority of such issued and outstanding shares, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

        If your shares are registered in your name with MEC's transfer agent, you are considered to be the owner of record of those shares and these proxy materials are being sent to you directly. If you wish to give your proxy to someone other than the three persons named as proxies on the enclosed form you must strike out all three names appearing on the enclosed proxy form and insert the name of another person or persons (not more than three). The signed proxy form must be presented at the Annual Meeting by the person or persons representing you.

        If your shares are held in a brokerage account or in the name of another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares. Since a beneficial owner is not the owner of record, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

        The shares represented by a properly signed and returned proxy form or voting instruction card, as applicable, will be voted as specified by the stockholder on such form. If a proxy form or voting instruction card, as applicable, is signed and returned but no specification is made, the shares will be voted "FOR" the election of all nominees for director (Item A), "FOR" the ratification of the appointment of Ernst & Young LLP as MEC's independent auditors (Item B) and "AGAINST" the stockholder proposal of Howard Lipsitz (Item C). If you are a share owner of record, a proxy may be revoked at any time before it is voted by providing notice of such revocation in writing to the Corporate Secretary's Office (at MEC's address set forth in the Notice of Annual Meeting accompanying this Proxy Statement), by submission of another proxy properly signed by such stockholder and bearing a later date, or by voting in person at the Annual Meeting. For shares you hold beneficially in street name, please see the instructions accompanying your voting instruction card regarding how to revoke or change your vote.

        Abstentions, where applicable, are not counted as votes FOR or AGAINST a proposal, but are counted in determining a quorum.

        It is the policy of MEC that any proxy, ballot or other voting material that identifies the particular vote of a stockholder will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. Such documents are available for examination only by the scrutineers, or inspectors of election, and certain persons associated with processing proxy forms and tabulating the vote, although MEC may be informed whether or not a particular stockholder has voted and will have access to each proxy, ballot or other voting material.

ITEM A — ELECTION OF DIRECTORS
(Item A on the Proxy Form)

        MEC's Restated Certificate of Incorporation provides that, unless otherwise approved by ordinary resolution by the holders of the Class A Subordinate Voting Stock and the holders of the Class B Stock, each voting separately as a class, (i) a majority of the directors of MEC shall be individuals who are not officers or employees of MEC or persons related to such officers or employees and (ii) at least two of the directors of MEC shall be individuals who are not directors, officers or employees of MEC or its affiliates, including Magna International Inc. ("Magna International") and MI Developments Inc. ("MI Developments"), or persons related to such officers, employees or directors. MEC's bylaws provide that the number of directors of MEC shall be not less than one and not more than fifteen, and that the number of directors and the number of directors to be elected at the Annual Meeting each shall be determined from time to time by resolution of the Board of Directors. The Board of Directors has fixed ten as the number of directors of MEC to be elected at the Annual Meeting. Each director elected at the Annual Meeting will serve for a term expiring at the 2006 Annual Meeting of Stockholders, expected to be held in April or May 2006, or until his or her successor has been duly elected and qualified or his or her earlier resignation or removal.

Nominees

        The individuals nominated as directors to be elected at the Annual Meeting are all incumbent directors of MEC. Certain information regarding each nominee is set forth below, including age (as of January 1, 2005), principal occupation, a brief account of business experience during at least the last five years, and certain other directorships currently held and the year in which the individual was first elected a director of MEC.

        Each nominee for director has consented to being named in this Proxy Statement and to serve if elected. It is the intention of the persons named in the enclosed proxy to vote for the election of the nominees listed on the following pages unless otherwise instructed on the proxy form. If you do not wish your shares to be voted for particular nominees, please strike out the name(s) of the person(s) for whom you do not wish to vote in Item A on the proxy form.

        If at the time of the Annual Meeting one or more of the nominees is no longer available or able to serve, shares represented by the proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors or, if none, the size of the Board will be reduced. The Board of Directors knows of no reason why any of the nominees would be unavailable or unable to serve. The persons nominated for election to the Board of Directors, all of whom are incumbent directors, are as follows:

Name	Age	Position
Frank Stronach (1)(2)	72	Chairman and Director (since 1999)
Jim McAlpine	58	Vice-Chairman, Corporate Development (since March 2005) and Director (since 2001)
Dennis Mills (2)	58	Vice-Chairman and Director (since November 2004)
W. Thomas Hodgson	52	President and Chief Executive Officer (since March 2005)
John Barnett (3)	60	Director (since November 2004)
Jerry D. Campbell (3)(4)	64	Director (since 2000)
Louis E. Lataif (4)(5)	66	Director (since 2002)
Edward C. Lumley (1) (5)	65	Director (since 2000)
William J. Menear (3)(4)	59	Director (since 2002)
Gino Roncelli (4)(5)	70	Director (since 2000)
(1)
Currently a director of Magna International

(2)
Currently a director of MI Developments

(3)
Member of Audit Committee

(4)
Member of Special Independent Committee

(5)
Member of Corporate Governance, Human Resources and Compensation Committee

        Frank Stronach serves as Chairman of MEC. Mr. Stronach has been a director since November 1999. Since 1971, Mr. Stronach has been the Chairman of Magna International*, a supplier of automotive systems and components, which he founded over 40 years ago. He is also the founder and Chairman of MI Developments*, a real estate company and parent of MEC. Mr. Stronach is actively involved in racing and breeding thoroughbred horses in California, Florida, Kentucky, New York, Ontario and elsewhere. In addition to his role as Chairman of Magna International* and MI Developments*, Mr. Stronach currently serves on the board of directors of Breeders' Cup Limited.

        Jim McAlpine serves as Vice-Chairman, Corporate Development since March 2005 and was President and Chief Executive officer of MEC from January 2001 to March 2005. Mr. McAlpine has been a director since February 2001. Mr. McAlpine currently serves on the board of directors of the NTRA (National Thoroughbred Racing Association), the TRA (Thoroughbred Racing Associations of North America, Inc.) and Equibase Company, LLC. Prior to joining MEC in January 2001, Mr. McAlpine was the President of McAlpine Ford Lincoln Sales Ltd., an automobile dealership in Aurora, Ontario that he established in 1990. From 1984 to 1989, Mr. McAlpine was Chief Financial Officer of Magna International* and he also served as Vice-Chairman of Magna International* from April 1988 to October 1989.

        Dennis Mills serves as Vice-Chairman of MEC and has been a director since November 2004. Mr. Mills is also Vice-Chairman of the Board of Directors of MI Developments*. Mr. Mills is a former Vice-President of Magna International* from 1984 to 1987 and served as a Member of Parliament in Canada's federal government from 1988 to 2004. While a Member of Parliament, Mr. Mills was the Parliamentary Secretary to the Minister of Industry from 1993 to 1996 and the Parliamentary Secretary to the Minister of Consumer and Corporate Affairs from 1993 to 1995.

        W. Thomas Hodgson serves as President and Chief Executive Officer of MEC since March 2005. Mr. Hodgson has been a director since March 2005. Prior to joining MEC, Mr. Hodgson was President of Strategic Analysis Corporation, a business consultancy firm, from November 2002 until March 2005. Prior to that, Mr. Hodgson was a consultant to the Chief Executive Officer of IDEAGlobal Ltd., a financial research company, from October 2001 to September 2002. From November 1999 to September 2001, Mr. Hodgson was Executive Vice-President and Chief Operating Officer and then President and Chief Executive Officer at GlobalNetFinancial.com, a financial services company.

        John Barnett has been a director since November 2004. Mr. Barnett has been the President and Chief Executive Officer and a director of Rothmans, Benson & Hedges Inc., a tobacco company, since June 1999 and President and Chief Executive Officer and a director of Rothmans Inc. since November 1998.

        Jerry D. Campbell has been a director since March 2000 and was President and Chief Executive Officer of MEC from March to August 2000 and Vice-Chairman of MEC from August 2000 to April 2002. Prior to joining MEC, Mr. Campbell served as Chairman of the Board and Chief Executive Officer of Republic Bancorp Inc., a bank holding company, from its establishment in April 1986 to December 1999, and he still serves as its Chairman of the Board.

        Louis E. Lataif has been a director since October 2002. Mr. Lataif has served as Dean of the School of Management at Boston University since 1991. Mr. Lataif is also a director of Interaudi Bank, Great Lakes Chemical Corporation, Group 1 Automotive, Inc., Intier Automotive Inc.*, Sanyo Electric Co. Ltd. and The Iacocca Foundation.

        Edward C. Lumley has been a director since March 2000. Mr. Lumley has served as Vice-Chairman of BMO Nesbitt Burns Inc. (and its predecessor company, Burns Fry Limited), a full-service investment bank, since 1991. Mr. Lumley is also a director of BCE Inc., Canadian National Railway Company, Dollar Thrifty Automotive Group Inc., Magna International* and Intier Automotive Inc.*

(*  Magna International, MI Developments and Intier Automotive Inc. are affiliates of MEC.)

        William J. Menear has been a director since October 2002. From September 2001 to June 2003, Mr. Menear was a partner of Canec International Ltd., a transatlantic mergers and acquisitions advisory company. Since 1999, Mr. Menear has been President and Chief Executive Officer of William Menear & Associates Limited, a business advisory firm operating in the area of mergers and acquisitions and strategic financial advice, and from 1995 to 1999, was a Managing Director of Scotia Capital Inc., an investment bank. Prior to joining Scotia Capital Inc., Mr. Menear was a Senior Vice-President, Corporate Banking with Scotiabank from 1970 to 1995. Mr. Menear is a former Chairman of the Board of the Orthopaedic and Arthritic Hospital, Toronto (1982 to 1992). Mr. Menear is also a director of Dover Industries Limited.

        Gino Roncelli has been a director since March 2000. Mr. Roncelli has served as the Chief Executive Officer of Roncelli Plastics Inc., a non-metallic machining company, since 1969.

Vote Required

        The affirmative vote of a majority of the votes cast with respect to the shares of Class A Subordinate Voting Stock and Class B Stock, voting together as a single class, present or represented and entitled to vote at the Annual Meeting is required for the election of each nominee for director.

        MI Developments, as the holder, directly or indirectly, of all the outstanding shares of Class B Stock, has indicated that it intends to vote all such shares "FOR" the election of each nominee for director.

        The Board of Directors recommends that the stockholders vote "FOR" the election of each nominee for director.

MANAGEMENT

Officers

        The executive officers and other officers of MEC are as follows:

Name	Age	Position
Frank Stronach	72	Chairman
Jim McAlpine	58	Vice-Chairman, Corporate Development
W. Thomas Hodgson	52	President and Chief Executive Officer
Donald Amos	60	Executive Vice-President and Chief Operating Officer
Blake S. Tohana	38	Executive Vice-President and Chief Financial Officer
Frank DeMarco, Jr.	79	Vice-President, Regulatory Affairs
Mary Lyn Seymour	36	Controller
Lee David Jackson	34	Secretary

Frank Stronach	— See "Item A — Election of Directors — Nominees".
W. Thomas Hodgson	— See "Item A — Election of Directors — Nominees".
Jim McAlpine	— See "Item A — Election of Directors — Nominees".

        Donald Amos serves as Executive Vice-President and Chief Operating Officer of MEC since November 2003. From October 2002 to November 2003, Mr. Amos served as Executive Vice-President, Human Resources of MEC. Prior to joining MEC as its Executive Vice-President and Chief Operating Officer in August 2000, Mr. Amos served in various capacities within Magna International* and one of its subsidiaries since 1984, and most recently, held the position of Executive Vice-President, Administration and Human Resources of Magna International* from October 1994 to May 2000. Mr. Amos has extensive experience breeding and racing thoroughbred and standardbred horses.

        Blake S. Tohana serves as Executive Vice-President and Chief Financial Officer of MEC. Prior to joining MEC in that capacity in July 2003, Mr. Tohana held various executive positions with Fireworks Entertainment Inc., a subsidiary of CanWest Global Communications Corp., from August 1997 to July 2003. Most recently, he served as Executive Vice-President, Corporate Development of Fireworks Entertainment and, prior to that, he served as Chief Financial Officer of Fireworks Entertainment.

(*  Magna International, MI Developments and Intier Automotive Inc. are affiliates of MEC.)

        Frank DeMarco, Jr.    serves as Vice-President, Regulatory Affairs of MEC and Executive Director, General Counsel and Secretary of Los Angeles Turf Club, Incorporated, which is an indirect, wholly-owned subsidiary of MEC. Mr. DeMarco has been a practicing attorney in Los Angeles County since 1951 and has been the Executive Director, General Counsel and Secretary of Los Angeles Turf Club, Incorporated since April 1998.

        Mary Lyn Seymour has served as Controller of MEC since September 2004. Prior to becoming Controller, Ms. Seymour served as Director of Finance at MEC from May 2001 to September 2004. Prior to joining MEC, Ms. Seymour held various accounting positions leading up to Senior Manager with PriceWaterhouseCoopers LLP from September 1990 to May 2001.

        Lee D. Jackson has served as Secretary of MEC since November 2004. Previously, Mr. Jackson was Legal Counsel of MEC since September 2003. Prior to joining MEC, Mr. Jackson was an Associate Lawyer with the law firm of McCarthy Tétrault LLP from July 2002 to September 2003 and prior to that, he was an Associate Lawyer with the law firm of Brobeck, Phleger & Harrison, LLP from September 1999 to July 2002.

SECURITY OWNERSHIP

        The following tables set forth certain information as of March 21, 2005 with respect to beneficial ownership of MEC by (a) any entity or person known by MEC to be the beneficial owner of more than five percent of the outstanding shares of MEC's Class A Subordinate Voting Stock and Class B Stock and (b) each director, nominee for director and executive officer (including the Named Executive Officers listed below in the Summary Compensation Table) and all executive officers and directors of MEC as a group.

        To MEC's knowledge, except as indicated in the footnotes to these tables or pursuant to applicable community property laws, the persons named in the following tables have sole voting and investment power with respect to the shares of MEC's Class A Subordinate Voting Stock and Class B Stock indicated.

        For information regarding MEC's equity compensation plans, please see "Executive Compensation — Long-Term Incentive Plan".

(a)   Security Ownership of Beneficial Owners of more than 5% of the Company's Voting Securities

Class of Securities	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Class B Stock	MI Developments Inc. (1)(2) 455 Magna Drive Aurora, Ontario L4G 7A9	58,466,056	100%
Class A Subordinate Voting Stock	Bank Austria Creditanstalt AG (3) A-1030 Vienna Vordere Zollanlsstrasse 13	10,638,298	17.9%
Class A Subordinate Voting Stock	MI Developments Inc. (2) 455 Magna Drive Aurora, Ontario L4G 7A9	4,362,328	9.0%
Class A Subordinate Voting Stock	Fair Enterprise Limited (4) 1 Seaton Place St. Helier Jersey JE4 8YJ Channel Islands	3,682,515	7.5%
Class A Subordinate Voting Stock	Hotchkis and Wiley Capital Management LLS	3,054,700	6.2%
(1)
MI Developments directly owns 53,253,145 or 91.1% of these shares of MEC's Class B Stock. The remaining shares of Class B Stock are owned through a direct wholly-owned subsidiary of MI Developments. MI Developments is entitled to vote approximately 96% of the votes attaching to MEC's outstanding voting securities.

(2)
The Stronach Trust controls MI Developments through the right to direct the votes attaching to Class B shares of MI Developments which carry a majority of the votes attaching to the outstanding voting shares of MI Developments. The Class B shares of MI Developments are held by 445327 Ontario Limited, all of the shares of which are held by the Stronach Trust. Mr. Frank Stronach is the exclusive representative for voting the shares of MI Developments Inc. held by 445327 Ontario Limited solely in the manner directed by the Stronach Trust and is the Chairman of MI Developments and MEC. Mr. Stronach, together with three members of his family, are the trustees of the Stronach Trust. Mr. Stronach is also a member of the class of potential beneficiaries under the Stronach Trust.

(3)
Bank Austria Creditanstalt AG and Bayerische Hypo-und Vereinsbank Aktiengesellschaft beneficially own an aggregate of 10,638,298 shares of Class A Subordinate Voting Stock as of December 31, 2003. This group is deemed to beneficially own such shares by virtue of its ownership of $75 million principal amount of MEC's 8.55% Convertible Subordinated Notes due June 15, 2010, which are convertible into 10,638,298 shares of Class A Subordinate Voting Stock.

(4)
All of the shares of Fair Enterprise Limited are held by Bergenie Anstalt, an estate planning vehicle for the Stronach family. The members of the family of Mr. Stronach are among the class of possible indirect beneficiaries under this anstalt. Mr. Frank Stronach shares control or direction over the shares of MEC held by Fair Enterprise.

(b)   Security Ownership of Directors and Executive Officers as of March 21, 2005

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Class A Subordinate Voting Stock (1)		Percentage of Class	Class B Stock		Percentage of Class
Frank Stronach	9,710,481	(2)	19.5%	58,466,056	(3)	100%
Jim McAlpine	605,000		1.0%	Nil		Nil
W. Thomas Hodgson	60,000		(5)	Nil		Nil
Donald Amos (4)	422,582		(5)	Nil		Nil
Blake S. Tohana	40,000		(5)	Nil		Nil
John R. Barnett	2,415		(5)	Nil		Nil
Jerry D. Campbell (6)	250,321		(5)	Nil		Nil
Louis E. Lataif	12,925		(5)	Nil		Nil
Edward C. Lumley	36,037		(5)	Nil		Nil
William J. Menear	12,925		(5)	Nil		Nil
Dennis Mills	20,000			Nil		Nil
Gino Roncelli (7)	162,790		(5)	Nil		Nil
All executive officers and directors as a group (11 persons)	11,335,476		22.0%	58,466,056	(3)	100%
(1)
Includes the following number of shares of Class A Subordinate Voting Stock issuable upon the exercise of outstanding stock options which may be exercised within 60 days of March 21, 2005: Mr. Stronach: 1,000,000; Mr. Hodgson 60,000, Mr. McAlpine: 500,000; Mr. Amos: 300,000; Mr. Tohana: 40,000; Mr. Barnett: 2,000; Mr. Campbell, 2,000; Mr. Lataif: 6,000; Mr. Lumley: 12,000; Mr. Menear: 6,000; Mr. Mills 20,000, Mr. Roncelli: 12,000; all executive officers and directors as a group, 1,960,000 shares.

(2)
4,362,328 of these shares are registered in the name of MI Developments. See Note 2 above under "Security Ownership of Beneficial Owners of more than 5% of the Company's Voting Securities". 3,682,515 of these shares are registered in the name of Fair Enterprise Limited. See Note 4 above under "Security Ownership of Beneficial Owners of more than 5% of the Company's Voting Securities." 440,862 of these shares are registered in the name of The Canada Trust Company, trustee of the Magna Deferred Profit Sharing Plan (Canada) of Magna International. As Chairman of Magna International, Mr. Stronach has the right to direct the trustee in regard to voting and disposing of these shares. 206,428 of these shares are registered in the name of The Employees Deferred Profit Sharing Plan (U.S.) of Magna International. Mr. Stronach is one of the trustees of this plan, but is not a beneficiary. 18,348 of these shares are registered in the name of 865714 Ontario Inc., which is a separate vehicle incorporated for the acquisition of Magna International shares and the sale thereof to the management team of Magna International. Magna International has the right to direct the disposition of these shares.

(3)
MI Developments directly owns 53,253,145 or 91.1% of these shares of MEC's Class B Stock. The remaining shares of Class B Stock are owned through a direct wholly-owned subsidiary of MI Developments. MI Developments is entitled to vote approximately 96% of the votes attaching to MEC's outstanding voting securities. See Note 2 above under "Security Ownership of Beneficial Owners of more than 5% of the Company's Voting Securities."

(4)
Of these holdings, 120,482 shares of Class A Subordinate Voting Stock are owned directly and 2,100 are owned by Mr. Amos' wife.

(5)
These shares represent less than 1% of the class.

(6)
Of these holdings, 228,078 shares of Class A Subordinate Voting Stock are owned directly, 11,225 are owned jointly by Mr. Campbell and his wife, 4,009 are owned by Mr. Campbell's wife, and 5,009 are owned indirectly through two wholly-owned corporations, Post It Stables, Inc. and Volar Corp.

(7)
Of these holdings, 13,790 shares of Class A Subordinate Voting Stock are owned directly, 67,000 are owned indirectly through Roncelli Plastics Inc., an associate of Mr. Roncelli, and 70,000 are owned by the Roncelli Family Trust, an associate of Mr. Roncelli.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

        The business of MEC is managed under the direction of the Board of Directors (the "Board"). The Board held nine meetings during fiscal year 2004. All current directors of MEC (other than Messrs. Barnett and Mills, who became directors in November 2004 and Mr. Hodgson, who became a director in March 2005) attended at least 75% of the meetings of the Board and Committees of which they were members during fiscal year 2004, except for Frank Stronach (who attended six of the nine Board meetings). While MEC does not have a formal, written attendance policy requiring directors to attend its Annual Meeting of Stockholders, the Board encourages directors to attend the Annual Meeting. All members of the Board attended the 2004 Annual Meeting.

        MEC does not have a formal process for stockholders to send communications to the Board. In view of the infrequency of stockholder communications with the Board, the Board does not believe that a formal process is necessary, but any stockholder may submit written communications to the Board by sending them to Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1, Attention: Corporate Secretary's Office, whereupon such communications will be forwarded to the Board as a group or to the individual director or directors addressed.

        MEC is a "controlled company" as defined in the Nasdaq Marketplace Rules because MI Developments controls a majority of the votes attaching to MEC's outstanding voting stock. As a result, under the Nasdaq Marketplace Rules, MEC is only required to establish and maintain one committee of the Board, the Audit Committee. Pursuant to the Nasdaq Marketplace Rules, MEC's Audit Committee is required to be composed solely of independent directors, but neither the Board nor any other committee of the Board is required to meet the other director independence requirements set forth in the Nasdaq Marketplace Rules, except that the independent directors are required to meet on a regular basis. Commencing in October 2003, the non-management members of the Board have met independently on a quarterly basis.

        Because of the number of matters requiring Board consideration, to make the most effective use of individual Board members' capabilities, the Board has established three standing committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of these committees, their current members and the number of meetings held during 2004 are described below. In addition, one special committee of the Board was established to deal with specific transactions in 2004, a description of this committee, its members and the number of meetings held during 2004 are described below.

Corporate Governance, Human Resources and Compensation Committee

        The Corporate Governance, Human Resources and Compensation Committee is composed of Edward C. Lumley (who filled the vacancy created by W. Davis in August 2004) (Chairman), Louis E. Lataif and Gino Roncelli. The Corporate Governance, Human Resources and Compensation Committee administers MEC's Long-Term Incentive Plan. It also reviews and makes recommendations to the Board with respect to all direct and indirect compensation, benefits and perquisites of MEC's President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and certain other senior management employees, and MEC's policies regarding management benefits and perquisites. This Committee is also generally responsible for developing MEC's approach to corporate governance issues, including MEC's relationship with Magna International and MI Developments, and assessing the effectiveness of the system of corporate governance employed by MEC as a whole. The Corporate Governance, Human Resources and Compensation Committee held two meetings during fiscal year 2004.

Audit Committee

        The Audit Committee is composed of William J. Menear (Chairman), Jerry D. Campbell and John R. Barnett (who replaced Edward C. Lumley in February 2005). Each member of the Audit Committee is "independent" as currently required by the Nasdaq Marketplace Rules. In addition, the Board of Directors has determined that each of William J. Menear and John Barnett is an "audit committee financial expert" as defined by Item 401 of Regulation S-K. Since Mr. Campbell was the President and Chief Executive Officer of MEC from March 2000 to August 2000, he did not satisfy the definition in the Nasdaq Marketplace Rules of an

"independent director" at the date of his appointment to the Audit Committee. However, since Mr. Campbell was neither a current employee of MEC, nor an immediate family member of such an employee, his appointment to MEC's Audit Committee was permitted under the Nasdaq Marketplace Rules, subject to compliance with the other applicable terms of such rules.

        The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and is responsible for the appointment, engagement and oversight of the work of the independent auditors of MEC. In accordance with its Charter, the Audit Committee also has considerable general authority in relation to the oversight of MEC's financial affairs, as well as specific responsibility to review MEC's quarterly and annual financial statements and the related Management's Discussion and Analysis of Results of Operations and Financial Position ("MD&A") and to report thereon to the Board. In addition, the Audit Committee reviews MEC's internal financial and accounting controls and procedures, reviews the selection, use and application of accounting policies and practices, and examines and considers various other matters in relation to the internal and external audits of MEC's accounts and its financial reporting process and system of internal controls. Also, in accordance with its Charter, the Audit Committee conducted an annual review of its Charter and made certain changes in February 2005. The amended and restated Charter of the Audit Committee is attached hereto at Appendix A. The Audit Committee held seven meetings during fiscal year 2004.

Special Independent Committee

        The Special Independent Committee is a standing committee composed of Gino Roncelli (Chairman), Jerry D. Campbell (who joined the Committee on February 24, 2004), Louis E. Lataif and William J. Menear. This Committee was initially established on August 1, 2001 with a mandate to review proposed real estate transactions between MEC (or any of its subsidiaries) and Magna International and its subsidiaries. On February 24, 2004, the mandate of this Committee was expanded to cover all proposed transactions between MEC and MI Developments, Magna International or any of their respective subsidiaries. The Special Independent Committee met as a committee three times during fiscal year 2004.

Special Committee of Independent Directors

        On July 12, 2004, MEC was advised by MI Developments Inc. ("MID") of its intention to make an unsolicited offer to acquire all of the outstanding shares of Class A Subordinate Voting Stock of MEC not currently owned by MID (the "MID Offer"). A special committee of independent directors (the "Special Committee") was asked to evaluate the MID Offer and to make recommendations to MEC's Board of Directors concerning the appropriate response in the circumstances. The initial members of the Special Committee were William J. Menear (Chairman), Jerry D. Campbell, Louis E. Lataif (who resigned from the Special Committee in July 2004) and Gino Roncelli. However, on September 16, 2004, MEC was advised by MID that it had decided not to proceed with the MID Offer. The Special Committee held a total of four formal meetings to address the MID Offer as well as a number of informal discussions among themselves and with their separate legal and financial advisors on a number of other occasions. In October, 2004, the Board of Directors recast the power and authority of the Special Committee to authorize it to review and evaluate proposed financing transactions with MID for Gulfstream Park and The Meadows and to make appropriate recommendations to the Board of Directors of MEC with respect to such proposed financing transactions. On December 9, 2004, after approval from MEC's Board of Directors based, among other things, on a recommendation of the Special Committee, MEC entered into a binding term sheet with MID for project financing for construction projects at Gulfstream Park and The Meadows as well as definitive agreements for the Gulfstream Park construction loan. The Special Committee held a total of ten formal meetings in respect of the financing transactions and members of the Special Committee had informal discussions among themselves and with their separate legal and financial advisors on a number of other occasions. The Special Committee also supervised and provided guidance to members of MEC management engaged in negotiating the financing transactions.

Nomination Process

        Since MEC is a "controlled company" (as discussed above), MEC is not required to have, and does not have, a nominating committee or other committee of the Board performing similar functions. Nominees for director of MEC are considered and approved by the full Board and there is no charter applicable to the nominating process (including any policy with respect to consideration of nominees by security holders).

Code of Conduct

        MEC adopted a Code of Business Conduct (the "Code") effective May 4, 2004 that applies to all of MEC's directors, officers and employees. The Code fulfills the Code of Ethics requirements under Item 406 of Regulation S-K. A copy of the Code was filed with MEC's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2005 and is also available on MEC's website at www.magnaentertainment.com/Investor Relations. A copy of the Code will be provided without charge to any person upon request in writing to the Corporate Secretary's Office, Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1.

Directors' Compensation

        Directors who are not officers or employees of MEC or any of its affiliates were paid an annual retainer (or pro rata portion for directors who served less than 12 months in 2004) of $15,000 in cash and 2,490 shares of Class A Subordinate Voting Stock for their service as directors in 2004, together with a fee of $1,000 for attendance at each meeting of the Board. Such directors were also paid an annual committee retainer of $4,000 (Committee Chairmen receive an $8,000 annual retainer) and a fee of $1,000 for attendance at each meeting of each Committee of the Board on which they serve (Committee Chairmen receive a fee of $1,500 for attendance at each meeting). Compensation for Board and Committee work and travel days ($1,500 per day) and for the execution of written resolutions ($250) was also provided to directors who are not officers or employees. In addition, each director receives certain stock options as set forth below under "EXECUTIVE COMPENSATION — Long-Term Incentive Plan — Nonqualified Stock Options."

Compensation Committee Interlocks and Insider Participation

        The members of the Corporate Governance, Human Resources and Compensation Committee for fiscal year 2004 were William G. Davis (until August 2004), Louis E. Lataif and Gino Roncelli. Edward C. Lumley succeeded Mr. Davis as Chairman of this committee. Messrs. Davis, Lumley, Lataif and Roncelli are not and have never been officers or employees of MEC or any of its subsidiaries. In addition, there are no compensation committee interlocks between MEC and other entities involving MEC's executive officers and board members who serve as executive officers of such entities.

Certain Relationships and Related Transactions

        We have employment agreements with certain of our officers. See "Executive Compensation — Employment Agreements and Termination of Employment Agreements" below.

        In 2004, MEC employed Mr. Mills as a consultant under a consulting arrangement that expired on February 29, 2004. Mr. Mills was paid a total of CDN $55,500 for consulting services to MEC in 2004.

        MEC pays for its share of an insurance policy that provides, among other coverages, for executive liability of up to $65 million (per occurrence and in the aggregate for all claims made during the policy year) for officers and directors of MI Developments Inc. and its subsidiaries (including MEC and its subsidiaries), subject to a $1 million deductible for executive indemnification.

        MEC's bylaws contain provisions that may require MEC to indemnify its directors, and at the option of the Board, any of its officers, employees or agents, against certain liabilities that may arise by reason of their status or service as directors, officers, employees or agents, as permitted by applicable law, and to advance expenses incurred as a result of any proceeding against them that is subject to indemnification under MEC's bylaws. In addition, MEC has entered into an agreement with Messrs. Lataif, Menear, Campbell and Roncelli that provides for the indemnification of these individuals by MEC, to the fullest extent permitted by applicable law, as a result of their role as members of the Special Committee described above or any action alleged to have been taken or omitted in such capacity, and to advance expenses incurred as a result of any proceeding against them that is subject to indemnification under the agreement.

  Relationship with MI Developments

        On August 19, 2003, the shareholders of Magna International approved the spin off of its wholly-owned subsidiary, MI Developments. As a result of the spin off transaction, MI Developments acquired Magna International's controlling interest in MEC. MEC and MI Developments operate as separate public companies each having its own board of directors and management team.

        MI Developments is a real estate operating company engaged in the ownership, development, management, leasing, acquisition and expansion of industrial and commercial real estate properties located in Canada, Europe, the United States and Mexico. Virtually all of MI Developments' income-producing properties are under long-term leases to Magna International and its subsidiaries.

        MI Developments was incorporated under the laws of Ontario, Canada. The Class A subordinate voting shares of MI Developments are listed for trading on the New York Stock Exchange and the Toronto Stock Exchange ("TSX"). MI Developments' Class B shares are listed on the TSX. MI Developments is the sole holder of MEC's Class B Stock (directly and indirectly), which means that MI Developments is entitled to exercise approximately 96% of the total votes attached to all MEC's outstanding stock. MI Developments is therefore able to elect all the directors of MEC and to control MEC.

        MEC's Corporate Constitution requires that a minimum of two directors be individuals who are not MEC officers or employees, or officers, directors or employees of any of MEC's affiliates, including MI Developments and Magna International, or persons related to any such officers, employees or directors. The Corporate Constitution also requires that a majority of MEC's directors be individuals who are not MEC officers or employees or individuals related to these persons.

        MI Developments is able to elect all MEC's directors and controls MEC. Therefore, MI Developments is able to cause MEC to effect certain corporate transactions without the consent of MEC's minority stockholders, subject to applicable law and the fiduciary duties of MEC's directors and officers. In addition, MI Developments is able to cause or prevent a change in control of MEC. The Stronach Trust controls MI Developments through the right to direct the votes attaching to Class B shares of MI Developments, which carry a majority of the votes attaching to the outstanding voting shares of MI Developments. Mr. Frank Stronach, the Chairman of MEC and MI Developments, together with three members of his family, are the trustees of the Stronach Trust. Mr. Stronach is also a member of the class of potential beneficiaries of the Stronach Trust.

        In September 2004, a subsidiary of MEC entered into an option agreement with MI Developments and one of its subsidiaries to acquire 100% of the shares of the MI Developments subsidiary that owns land in Romulus, Michigan, for $33.5 million, which may serve as the site of MEC's proposed racetrack in Romulus, Michigan. The option expires on June 30, 2005. For this option, MEC paid MID $10 thousand, which if the option is exercised by MEC, would be applied to the purchase price on closing.

        In December 2004, certain of MEC's subsidiaries entered into a project financing arrangement with MI Developments for the reconstruction of facilities at Gulfstream Park of $115 million. The project financing is made by way of progress draw advances to fund reconstruction. The loan has a ten-year term from the completion date of the reconstruction project. The anticipated completion date for the Gulfstream Park reconstruction project is the first quarter of 2006. Prior to the completion date, amounts outstanding under the loan will bear interest at a floating rate equal to 2.55% per annum above MI Development's notional cost of borrowing under its floating rate credit facility, compounded monthly (5.8% at December 31, 2004). After the completion date, amounts outstanding under the loan will bear interest at a fixed rate of 10.5% per annum, compounded semi-annually. Prior to January 1, 2008, payment of interest will be deferred. Commencing January 1, 2008, MEC will make monthly blended payments of principal and interest based on a 25-year amortization period commencing on the completion date. The loans contain cross-guarantee, cross-default and cross-collateralization provisions with The Meadows loan described in the paragraph below. The loan is guaranteed by certain subsidiaries of MEC that own and operate The Meadows and is collateralized principally by first-ranking security over the lands forming part of the race track operations at Gulfstream Park and The Meadows and certain lands adjacent to the racetrack operations at Gulfstream Park and over all other assets of Gulfstream Park and The Meadows, excluding licenses and permits. At December 31, 2004,

$26.4 million was outstanding under the Gulfstream Park loan. MEC incurred loan origination expenses of $3.0 million, which have been recorded as a reduction of the outstanding loan balance. The loan balance will be accreted to its face value over the term to maturity.

        In December 2004, certain of MEC's subsidiaries also entered into a binding term sheet with MI Developments for project financing to fund part of the proposed redevelopment at The Meadows for $77 million. The project financing for The Meadows redevelopment would be on substantially the same terms as the project financing for the Gulfstream Park redevelopment and would be guaranteed by MEC's subsidiary that owns and operates Gulfstream Park and would be cross-guaranteed, cross-defaulted and cross-collateralized with the Gulfstream Park loan described in the preceding paragraph. The Meadows project financing is contingent on a number of events, including the issuance of a license to The Meadows to operate slot machines and additional financing from other sources.

  Transactions with Magna International

        Magna International has made a commitment to its shareholders that it will not, during the period ending May 31, 2006, without the prior consent of the holders of a majority of Magna International's Class A subordinate voting shares: (i) make any further debt or equity investment in, or otherwise give financial assistance to, MEC or any of MEC's subsidiaries; or (ii) invest in any non-automotive-related businesses or assets other than through its investment in MEC. Magna International's commitment is contained in a Forbearance Agreement, dated as of February 8, 2000, between MEC and Magna International and of which Magna International's shareholders are express third-party beneficiaries.

        One of MEC's subsidiaries has been named in a class action brought in a United States District Court by various plaintiffs. The plaintiffs in this action claim unspecified compensatory and punitive damages, for restitution and disgorgement of profits, all in relation to forced labor performed by the plaintiffs for such subsidiary and certain other Austrian and German corporate defendants at their facilities in Europe during World War II and certain property right claims. As a result of a reorganization in prior years, MEC acquired the shares of such subsidiary. Under Austrian law, such subsidiary would be jointly and severally liable with the other defendants in such action for the damages awarded in respect of these class action claims. An Austrian subsidiary of Magna International has agreed to indemnify this MEC subsidiary for any damages or expenses associated with this case.

        A subsidiary of Magna International has agreed to indemnify MEC in respect of environmental remediation costs and expenses relating to existing conditions at certain of MEC's Austrian real estate properties.

        On November 1, 2004, a wholly-owned subsidiary of MEC entered into an access agreement with Magna International and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at the Magna Golf Club in Aurora, Ontario. The agreement, which expires on December 31, 2014, stipulates an annual fee of $4.2 million (Cdn. $5.0 million) retroactive to January 1, 2004. During the year ended December 31, 2004, MEC recognized $3.9 million of revenues related to this agreement.

        On November 1, 2004, a wholly-owned subsidiary of MEC entered into an access agreement with Magna International and one of its subsidiaries for their use of the golf course and the clubhouse meeting, dining and other facilities at Fontana Sports in Oberwaltersdorf, Austria. The agreement, which expires on December 31, 2014 stipulates an annual fee amounting to Euros 2.5 million, retroactive to March 1, 2004. This agreement replaces an access agreement between the parties that expired on March 1, 2004 on substantially the same terms and conditions. During the year ended December 31, 2004, MEC recognized $3.2 million of revenues related to these access agreements.

        MEC has granted Magna a right of first refusal to purchase the Company's two golf courses.

        During the year ended December 31, 2004, MEC incurred costs of $2.7 million for rent, facilities and central shared services from Magna International and one of its subsidiaries.

        For more detail about MEC's relationship with Magna International and related transactions, please see "Relationship with Magna International" in MEC's Registration Statement on Form S-1 (No. 333-70520), as amended, which section is incorporated herein by reference.

EXECUTIVE COMPENSATION

        The following tables and narratives discuss the compensation paid in fiscal years 2004, 2003 and 2002 to MEC's Chairman, Chief Executive Officer and three other most highly compensated executive officers in 2004 (collectively, the "Named Executive Officers"). The indicated compensation is only for the period the designated executive officer served in such capacity.

Summary Compensation Table

		Annual Compensation (1)					Long-Term Compensation
Name & Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payout ($)	All Other Compensation ($)

Frank Stronach Chairman	2004 2003 2003	— — —		— — —		— — —	— — —	— — —	— — —	— — —

Jim McAlpine (2) (Former) President and Chief Executive Officer	2004 2003 2002	409,600 409,600 409,600		400,000 600,000 800,000		— — —	— — —	— —	— — —	— — —

Donald Amos Executive Vice-President and Chief Operating Officer	2004 2003 2002	359,600 359,600 359,600		350,000 350,000 350,000		— — —	— — —	— — —	— — —	— — —

Blake S. Tohana (3) Executive Vice-President and Chief Financial Officer	2004 2003 2002	240,141 89,348 —	(4)	96,500 39,700 —	(4)	— — —	— — —	— 100,000 —	— — —	— — —

Gerald Noble (5) (Former) Executive Vice- President, MEC Media	2004 2003 2002	100,669 — —		60,777 — —	(4)	— — —	— — —	— — —	— — —	— — —

(1)
The aggregate amount of perquisites and other personal benefits, securities or property does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for any of the Named Executive Officers.

(2)
Mr. McAlpine became an executive officer on January 9, 2001.

(3)
Mr. Tohana became an executive officer on July 28, 2003.

(4)
These figures have been converted from Cdn. dollars to U.S. dollars based on the average monthly foreign exchange rates.

(5)
Mr. Noble became an executive officer on September 13, 2004 and ceased to serve as an executive officer on February 7, 2005.

Option Grants in Last Fiscal Year
	Individual Grants				Grant Date Value
% of Total Options Granted to Employees in Fiscal Year
Name	Number of Securities Underlying Options Granted (1) (#)		Exercise or Base Price (2) ($/Share)	Expiration Date	Grant Date Present Value (3) ($/Share)

Frank Stronach	—	—	—	—	—

Jim McAlpine	—	—	—	—	—

Donald Amos	—	—	—	—	—

Blake S. Tohana	—	—	—	—	—

Gerald Noble	—	—	—	—	—

(1)
Options granted were options to acquire shares of Class A Subordinate Voting Stock.

(2)
The greater of: (i) market price on date of grant, and (ii) net book value per share as of the most recently completed fiscal quarter for which financial results have been publicly announced.

(3)
Calculated using the Black-Scholes pricing model. Underlying assumptions used in the calculation include a risk-free interest rate of 2.0 percent per annum, dividend yields of 0.84 percent, volatility factors of the expected market price of 0.534 and an expected life of four years. MEC has elected to illustrate the potential realizable value using the Black-Scholes pricing model as permitted by the rules of the Securities and Exchange Commission. This does not represent MEC's estimate or projection of future stock price or of the assumptions utilized; actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Class A Subordinate Voting Stock.

(4)
Vested as to one-fifth of the securities underlying the options granted on the date of grant and an additional one-fifth on each of the first four anniversaries of the date of grant.

Fiscal Year-End Option Values
	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Frank Stronach (2)	1,000,000	—	NIL	—

Jim McAlpine (2)	400,000	100,000	433,000	108,250

Donald Amos (2)	300,000	—	NIL	—

Blake S. Tohana (2)	40,000	60,000	NIL	NIL

Gerald Noble (2)(3)	—	—	—	—

(1)
The closing sale price of MEC's Class A Subordinate Voting Stock as reported on the Nasdaq National Market on December 31, 2004 was $6.02 per share. Value is calculated by multiplying (a) the difference between $6.02 and the option exercise price by (b) the number of shares of Class A Subordinate Voting Stock underlying the options.

(2)
None of these individuals were granted or exercised any options to acquire stock of MEC during the fiscal year ended December 31, 2004.

(3)
Mr. Noble became an executive officer on September 13, 2004 and ceased to serve as an executive officer on February 7, 2005.

Employment Agreements and Termination of Employment Agreements

        MEC has entered into employment arrangements and agreements with certain executive officers as described below:

        MEC has an employment agreement with Mr. Hodgson which provides for a base salary of $300,000, a guaranteed bonus of $200,000 for 2005 (to be superseded by a mutually agreeable bonus arrangement for 2006 onwards), confidentiality obligations, non-competition covenants and a termination provision permitting his employment to be terminated by MEC by giving minimum advance written notice of termination or by paying a retiring allowance instead. Mr. Hodgson's employment agreement also provides for the grant of stock options to purchase 300,000 shares of MEC's Class A Subordinate Voting Stock. The grant of 100,000 of these stock options, with an exercise price of $6.85 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors on March 7, 2005. The grant of the remaining 200,000 of these stock options, with an exercise price of $6.01 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors on March 21, 2005.

        MEC has an employment arrangement with Mr. McAlpine which provides for a base salary of $409,600 per annum, a guaranteed annual bonus of $400,000 (to be superseded by a mutually agreeable profit-sharing arrangement), a discretionary bonus based on personal performance, confidentiality obligations, non-competition covenants and a termination provision permitting his employment to be terminated by MEC by giving minimum advance written notice of termination or by paying a retiring allowance instead. Mr. McAlpine's arrangement also provides for the grant of stock options to purchase 500,000 shares of MEC's Class A Subordinate Voting Stock. The grant of these stock options, with an exercise price of $4.9375 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors on February 19, 2001.

        MEC has entered into an employment arrangement with Mr. Amos which provides for a base salary of $359,600 per annum, an annual bonus based on a percentage of pre-tax profits (with a guaranteed minimum of $350,000), a discretionary bonus based on personal performance, confidentiality obligations, non-competition covenants and a termination provision permitting his employment to be terminated by MEC by giving minimum advance written notice of termination or by paying a retiring allowance instead. Mr. Amos' contract also provides for the grant of stock options to purchase 300,000 shares of MEC's Class A Subordinate Voting Stock. The grant of these stock options, with an exercise price of $6.07 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors on August 14, 2000.

        MEC has entered into an employment agreement with Mr. Tohana which provides for a base salary of Cdn. $300,000 per annum, a guaranteed annual bonus of Cdn. $125,000 (to be superseded by a mutually agreeable profit-sharing arrangement), confidentiality obligations, non-competition covenants and a termination provision permitting his employment to be terminated by MEC by giving minimum advance written notice of termination or by paying a retiring allowance instead. Mr. Tohana's contract also provides for the grant of stock options to purchase 100,000 shares of MEC's Class A Subordinate Voting Stock. The grant of these stock options, with an exercise price of $6.93 per share, was approved by the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors on June 24, 2003.

        MEC has entered into employment contracts with other members of its senior management. These employment contracts generally provide for base salaries and annual bonuses (in some cases based on a specified percentage of MEC's pre-tax profits before profit sharing), confidentiality obligations and non-competition covenants. Each of these employment contracts provide that MEC may terminate the senior officer's employment by giving minimum advance written notice of termination or by paying a retiring allowance instead. With the approval of the Corporate Governance, Human Resources and Compensation Committee of MEC's Board of Directors, some of MEC's senior officers have received options to acquire shares of MEC's Class A Subordinate Voting Stock at an exercise price equal to or greater than the fair market value of the shares of such stock on the date of grant of the option.

        MEC's Corporate Constitution provides that, beginning with the fiscal year commencing January 1, 2004, the aggregate incentive bonuses (which may be paid in cash or deferred for payment in future years or which may be paid in Class A Subordinate Voting Stock) paid or payable to "Corporate Management" (as defined therein) in respect of any fiscal year shall not exceed 6% of MEC's pre-tax profits before profit sharing for that fiscal year.

        MEC is not required to make payments under any employment contract or arrangement with its senior officers in the event of a change in control of MEC.

Long-Term Incentive Plan

        MEC has adopted a long-term incentive plan, referred to as the "Long-Term Incentive Plan", the purposes of which are: (i) to align the interests of MEC's stockholders and the recipients of awards under the Long-Term Incentive Plan by giving recipients of awards an interest in MEC's growth and success; (ii) to enable MEC to attract and retain directors, officers, employees, consultants, independent contractors and agents; and (iii) to motivate these persons to act in MEC's long-term best interests and those of its stockholders. Under the Long-Term Incentive Plan, MEC may grant nonqualified stock options, incentive stock options, free standing stock appreciation rights, tandem stock appreciation rights, restricted stock, bonus stock and performance shares. MEC does not maintain any other equity compensation plan.

        The Long-Term Incentive Plan is administered by the Corporate Governance, Human Resources and Compensation Committee (the "Committee") of the Board of Directors, which consists of three outside directors. The members of the Committee serve at the pleasure of the Board of Directors. The following table summarizes MEC's Long-Term Incentive Plan information as of March 21, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	4,845,500 (1)	$6.18	2,770,366 (2)
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	4,845,500 (1)	$6.18	2,770,366 (2)
(1)
As of March 21, 2005, there were 3,107,541 options outstanding under the Long-Term Incentive Plan for the purchase of these shares.

(2)
Of these shares of Class A Subordinate Voting Stock remaining available for issuance under the Long-Term Incentive Plan, 1,440,500 shares are available for issuance pursuant to the grant of new stock options and 1,329,866 are available for issuance as bonus stock awards.

  Nonqualified Stock Options

        Each of MEC's outside directors was granted a nonqualified stock option to purchase 10,000 shares of Class A Subordinate Voting Stock following such director's election to MEC's Board of Directors, and will be entitled to another such grant immediately following the completion of each five-year period of continuous service as a director. Such stock options vest as to 20% of the shares of Class A Subordinate Voting Stock included in each such grant on the date of such grant, with an additional 20% of the shares vesting on the second, third, fourth and fifth anniversaries of such grant. On March 5, 2000, the Board approved stock options for each of its outside directors then in office to purchase 10,000 shares of Class A Subordinate Voting Stock at an exercise price of $4.875 per share, pursuant to the provisions of the Long-Term Incentive Plan. On November 22, 2002, the Committee approved stock options for two appointed outside directors, Louis E. Lataif and William J. Menear, to purchase 10,000 shares of Class A Subordinate Voting Stock each at an exercise price of $6.70 per share. On August 4, 2004, the Committee approved the grant of stock options to Brian Tobin, then Vice-Chairman to purchase 50,000 shares of Class A Subordinate Voting Stock at an exercise price of $6.13 per share. Mr. Tobin resigned from MEC's Board of Directors on September 24, 2004 and all of his options to purchase shares of Class A Subordinate Voting Stock were cancelled.

  Incentive Stock Options

        Incentive stock options may be granted only to MEC's employees and employees of its subsidiaries. If the recipient of an incentive stock option owns more than ten percent of the voting power of all shares of MEC's common stock, the option will not be exercisable later than five years after its grant date and the exercise price of the option will not be less than the greater of (i) the price required by the Internal Revenue Code (currently 110% of the fair market value of MEC's Class A Subordinate Voting Stock on the option's grant date) and (ii)

the price of the last traded board lot of shares of MEC's Class A Subordinate Voting Stock sold on the Toronto Stock Exchange prior to the date of grant of the option.

  Awards to Named Executive Officers

        See "Option Grants in Last Fiscal Year" above.

  Bonus Stock and Restricted Stock Awards

        The Long-Term Incentive Plan permits the Committee to grant bonus stock awards, which are vested upon grant, and restricted stock awards, which are subject to a restriction period. An award of restricted stock may be subject to performance measures during the restriction period. Unless the Committee decides otherwise, the holder of a restricted stock award will have rights as an MEC stockholder, including the right to vote and receive dividends with respect to the shares of restricted stock. Dividends, however, will be subject to the same restrictions that apply to the shares for which the dividend was paid.

  Performance Share Awards

        The Long-Term Incentive Plan also permits the Committee to grant performance shares. Each performance share is a right, subject to the attainment of performance measures during a performance period, to receive one share of Class A Subordinate Voting Stock, which may be restricted stock, or the fair market value of the performance share in cash. Before a performance share award is settled in shares of Class A Subordinate Voting Stock, the holder of the award will have no rights as an MEC stockholder with respect to the shares of stock subject to the award. All the terms relating to the satisfaction of performance measures and the termination of the performance period relating to a performance share award, or any cancellation or forfeiture of the performance share award upon the holder's termination of employment with MEC, whether by reason of disability, retirement, death or other termination, shall be contained in the award agreement.

        Under the Long-Term Incentive Plan, the vesting or payment of performance share awards and certain awards of restricted stock will be subject to the satisfaction of certain performance objectives and criteria. These objectives and criteria may include one or more of the following: the attainment by a share of Class A Subordinate Voting Stock of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on equity, earnings, revenues, market share, cash flow or cost reduction goals, or any combination of these criteria.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, and Securities and Exchange Commission regulations require MEC's directors, certain officers and greater than ten percent stockholders to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the Securities and Exchange Commission.

        Based solely on its review of copies of such reports received or written representations from such directors, executive officers and ten percent stockholders, MEC believes that all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders were complied with during 2004.

Comparative Stock Performance Graph

        The following graph compares the cumulative total shareholder return on MEC's Class A Subordinate Voting Stock to the cumulative total shareholder return of the Nasdaq 100 Market Index and a peer group index. The peer group index used by MEC is the Bloomberg US Entertainment Index, which is a published industry peer index of companies engaged in the entertainment industry. The period of comparison begins with the date that MEC became a public company in February 2000 and ends on December 31, 2004. The graph depicts the results of an investment of $100 in MEC's Class A Subordinate Voting Stock, the Nasdaq 100 Market Index and the Bloomberg US Entertainment Index.

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04
Magna Entertainment Corp.	$100.0	$143.6	$130.3	$107.9	$127.4
Bloomberg US Entertainment Index	$100.0	$117.8	$112.4	$164.6	$188.9
Nasdaq 100 Market Index	$100.0	$85.4	$57.8	$84.1	$91.6

CORPORATE GOVERNANCE, HUMAN RESOURCES
AND COMPENSATION COMMITTEE REPORT

        The Corporate Governance, Human Resources and Compensation Committee of the Board was formed on March 4, 2000. For a discussion of the composition and mandate of this Committee, see "The Board of Directors and Committees of the Board — Corporate Governance, Human Resources and Compensation Committee" above.

        MEC has adopted many of the organizational and operating policies and principles utilized by its original parent company, Magna International, for many years, certain of which have been embodied in MEC's Corporate Constitution. MEC's Corporate Constitution balances the interests of stockholders, employees and management by specifically defining the rights of employees (including management) and investors to participate in MEC's profits and growth, and reflects certain operational and compensation philosophies which align employee (including management) and stockholder interests. These philosophies and MEC's Corporate Constitution assist in maintaining an entrepreneurial environment and culture at MEC. MEC wishes this entrepreneurial culture to flourish, and therefore intends to apply compensation philosophies which will enhance its ability to attract, retain and motivate skilled, entrepreneurial employees at all levels of the MEC organization, while assisting in the alignment of the interests of MEC's stockholders and management.

        A few of MEC's senior officers (including its Chief Operating Officer) receive a remuneration package consisting of a base salary and an annual incentive bonus based, in part, on direct profit participation.

        This Committee, in accordance with its mandate, is required to consider and apply, among other things, the historical operating philosophies and policies of MEC, including MEC's Corporate Constitution, direct profit participation and use of stock options and other stock rights granted under the Long-Term Incentive Plan, to align the interests of management and stockholders and to create shareholder value. This Committee, therefore, applies the following criteria in determining or reviewing recommendations for compensation for management, including where applicable, the executive officers of MEC:

        Base Salaries.    Base salaries should not be customarily increased on an annual basis. As a result, fixed compensation costs are contained, with increased financial rewards coming principally from variable incentive compensation.

        Incentive Compensation.    The amount of direct profit participation and, therefore, the amount of compensation "at risk," increases with the level of performance and/or responsibility. Due to the variable nature of profit participation, incentive cash compensation should generally be reduced in cyclical or other down periods due to reduced profits. As a result, executive officers are encouraged to emphasize consistent profitability over the medium to long term to sustain stable levels of annual compensation.

        Under MEC's Corporate Constitution, beginning with the fiscal year commencing January 1, 2004, the aggregate incentive bonuses paid or payable to "Corporate Management" (as defined in the Corporate Constitution) in respect of any fiscal year shall not exceed 6% of "Pre-Tax Profits Before Profit Sharing" (as defined in the Corporate Constitution) for such year.

        Long-Term Incentives.    Upon the grant of options under the Long-Term Incentive Plan, extended vesting and exercise periods are sometimes used to encourage option recipients to remain as employees or senior officers over the long term. MEC has never repriced stock options or entered into any equity monetization arrangements.

        Chief Executive Officer Compensation.    Jim McAlpine was appointed President and Chief Executive Officer on January 9, 2001. Effective March 8, 2005, Mr. McAlpine became Vice-Chairman, Corporate Development and W. Thomas Hodgson became President and Chief Executive Officer. The employment arrangements of Mr. McAlpine, which were reviewed and approved by this Committee, provide for a base salary of $409,600 per year, a guaranteed annual bonus of $400,000 and a discretionary bonus based on personal performance. Mr. McAlpine was not awarded a discretionary bonus in respect of his service for the 2004 fiscal year. While this Committee remains mindful of the significant amount of executive talent needed to successfully face the many challenges of building a company such as MEC and attaining our strategic goals, it is also conscious that profit levels must be taken into account in setting the incentive compensation of the Chief Executive Officer.

        Written Employment Contracts.    MEC generally uses written employment contracts with its executive officers and other members of management to reflect the terms of their employment, including compensation, severance, stock ownership (if applicable), confidentiality and non-competition arrangements.

        The annual, long-term and other compensation referred to in the Summary Compensation Table above for the Named Executive Officers reflect the compensation and benefits provided to them under their respective employment contracts and arrangements. MEC does not provide personal loans to its executives.

        MEC believes that its objectives for growth, financial returns and growth in shareholder value require that it offer meaningful financial rewards for its executive and senior officers which are contingent on the continued profitability of the Company.

        The undersigned members of the Corporate Governance, Human Resources and Compensation Committee have submitted this Report to the Board of Directors.

  CORPORATE GOVERNANCE, HUMAN RESOURCES AND COMPENSATION COMMITTEE

  Edward C. Lumley (Chairman)
  Louis E. Lataif
  Gino Roncelli

AUDIT COMMITTEE REPORT

        The Audit Committee's duties and responsibilities are set forth in a written charter (the "Audit Committee Charter") adopted by the Board of Directors (the "Board"). The Audit Committee recommended and the Board approved a revised Audit Committee Charter in February 2005. The Audit Committee annually reviews its charter, assesses its adequacy and recommends such revisions to the Board as it considers necessary or advisable.

        MEC's management has primary responsibility for preparing MEC's financial statements and MEC's financial reporting process. MEC's independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of MEC's audited financial statements with accounting principles generally accepted in the United States.

        The Audit Committee has reviewed and discussed with management MEC's audited financial statements and management's discussion and analysis of results of operations and financial position as of and for the fiscal year ended December 31, 2004.

        The Audit Committee has discussed with MEC's independent public accountants, Ernst & Young LLP (the "Independent Auditors"), the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended.

        The Audit Committee has received and reviewed the written disclosures and the letter from the Independent Auditors required by U.S. Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the Independent Auditors their independence.

        Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the financial statements and management's discussion and analysis of results of operations and financial position referred to above in MEC's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

        The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

  AUDIT COMMITTEE

  William J. Menear (Chairman)
  John R. Barnett
  Jerry D. Campbell

ITEM B — RATIFICATION OF APPOINTMENT OF AUDITORS
(Item B on the Proxy Form)

        The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as auditors of MEC for the fiscal year ending December 31, 2005. During the fiscal year ended December 31, 2004, Ernst & Young LLP examined MEC's consolidated financial statements, made limited reviews of the interim financial reports, reviewed filings with the Securities and Exchange Commission and provided general advice regarding related accounting matters.

Principal Accountant Fees and Services

        The fees billed to MEC by Ernst & Young LLP for services in respect of the fiscal years ended December 31, 2003 and 2004 were as follows:

Category	Fiscal 2003 ($)		Fiscal 2004 ($)
Audit Fees (1)	948,554	(3)	1,865,665
Audit-Related Fees	—		—
Tax Fees (2)	429,168		317,052
All Other Fees	—		—

Total	1,350,691		2,182,717

(1)
Includes all fees in respect of services performed in order to comply with generally accepted auditing standards ("GAAS"). In some cases, these may include an appropriate allocation of fees for tax services or accounting consultations, to the extent such services were necessary to comply with GAAS. Also includes fees for comfort letters, consents and assistance with and review of regulatory filings. Also includes all fees for services performed by Ernst & Young LLP in respect of compliance with and management's assessment over internal controls under The Sarbanes-Oxley Act of 2002.

(2)
Includes all fees paid in respect of services performed by Ernst & Young LLP's tax professionals, except those services required in order to comply with GAAS which are included under "Audit Fees." These services included tax compliance, tax planning, tax advice and tax due diligence relating to acquisition reviews.

(3)
Includes $27,031 of audit fees billed by Ernst & Young LLP after March 15, 2004 but in respect of the audit of the 2003 financial statements.

        The Audit Committee has the authority to pre-approve or establish policies and procedures (including the setting of thresholds or the delegation to one or more members of the Audit Committee) for the pre-approval of non-audit services not prohibited by law to be performed by MEC's independent auditors. The Audit Committee has not established a formal pre-approval policy for non-audit services by MEC's independent auditors. However, the Audit Committee does review requests by MEC management for non-audit services to be performed by MEC's independent auditors from time to time and pre-approvals are made pursuant to duly authorized resolutions of the Audit Committee which specify the service to be provided and the maximum fees payable to the independent auditors. The Audit Committee considered and pre-approved the provision of the non-audit services provided to MEC by Ernst & Young LLP in 2004 after determining that such services were compatible with maintaining Ernst & Young LLP's independence and were not prohibited by applicable law.

Ratification of Appointment of Ernst & Young LLP as Auditors

        The appointment of Ernst & Young LLP as auditors of MEC will be ratified at the Annual Meeting if the number of votes cast in favor of ratification exceeds the number of votes cast opposing it.

        The shares represented by the proxies solicited by the Board of Directors will be voted as directed on the form of proxy or, if no direction is indicated, will be voted "FOR" ratification of Ernst & Young LLP as the auditors of MEC.

        In the event the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting on May 2, 2005, and will be available to respond to appropriate questions and to make a statement should he or she desire to do so.

Vote Required

        The affirmative vote of a majority of the votes cast with respect to the shares of Class A Subordinate Voting Stock and Class B Stock, voting together as a single class, present or represented and entitled to vote at the Annual Meeting is required for the ratification of the appointment of auditors.

        MI Developments, as the holder, directly or indirectly, of all the outstanding shares of Class B Stock, has indicated that it intends to vote all such shares "FOR" the ratification of the appointment of auditors.

        The Board of Directors recommends that the stockholders vote "FOR" the ratification of the appointment of auditors.

ITEM C — STOCKHOLDER PROPOSAL OF HOWARD LIPSITZ
(Item C on the Proxy Form)

        Howard C. Lipsitz, 1530 Palisade Avenue, Apartment 10M, Fort Lee, New Jersey 07024, the beneficial owner of 18,050 shares of our Class A Subordinate Voting Stock, has advised us that he intends to present the following proposal at our annual meeting. We are not responsible for the contents of Mr. Lipsitz's resolution or supporting statement, as set forth below.

Proposed Resolution of Howard C. Lipsitz

        "Resolved, that the shareholders of Magna Entertainment Corp. recommend that the Board of Directors of the corporation take all appropriate means to effect an immediate and prompt liquidation of the assets of the corporation and issue a liquidation dividend to all shareholders."

Supporting Statement of Howard C. Lipsitz

        "The private market value of the assets of the corporation exceed the public market value of the corporation. In particular, the recent attempt of MI Developments to purchase all outstanding shares of Magna Entertainment Corp. and the purchase of Pocono Downs from Penn National Gaming Inc. indicate a private market value of the total assets of Magna Entertainment Corp. to be in substantial excess of the public market value."

Board of Directors' Statement of Opposition

        The Board of Directors recommends a vote "AGAINST" this proposal. For the reasons set forth below, the Board believes that the approval of this proposal would not be in the best interests of MEC or its stockholders.

        Magna Entertainment Corp. was incorporated in 1999 and has been in operation for approximately six years, during which time it has become North America's number one owner and operator of horse racetracks, based on revenues, and one of the world's leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. Since our incorporation, we have become the owner, operator or manager of eleven thoroughbred racetracks, two standardbred (harness racing) racetracks and two racetracks that run both thoroughbred and standardbred meets, as well as the simulcast wagering venues at these tracks. Our racetracks include premier brands such as Santa Anita Park near Los Angeles, Gulfstream Park near Miami, Lone Star Park at Grand Prairie near Dallas, and The Maryland Jockey Club, which operates Laurel Park, situated between Washington, D.C. and Baltimore, and Pimlico Race Course in Baltimore, home of the Preakness Stakes®. We believe that the aggregation of this high-quality content, combined with a strong branding strategy and the introduction of new media distribution technologies, will enhance the distribution of our content and help us grow our revenues.

        During our short history, we have also added off-track distribution channels for our horseracing content, including off-track betting facilities, a national U.S account wagering business known as XpressBet®, a European account wagering business known as MagnaBet™ and RaceON TV™, our international simulcast service that provides North American racing content from our tracks and other U.S. racetracks to locations outside North America. We also own and operate HorseRacing TV™, a network focused on horseracing that is currently distributed to more than 11 million cable and satellite TV subscribers in the U.S. In addition, we own a 30% equity interest in AmTote International, Inc., a provider of totalisator services to the pari-mutuel industry. Also, to support certain of our thoroughbred racetracks, we own and operate three thoroughbred training centers.

        As a young company with high quality horseracing assets, we expect to grow and develop our business further and create significant value for our stockholders over the next several years. As a result, an immediate and prompt liquidation of the assets of our company would result in sale proceeds for many of our assets well below the value these assets could provide for us over the medium term. We intend to create value for our stockholders by, among other things:

        Improving the Quality of the Entertainment Experience and Facilities at Certain of Our Racetracks. In order to increase our customer base, we intend to improve the quality of the entertainment experience at our racetracks by offering a variety of experiences with horseracing as the feature attraction. In pursuit of this strategy, we have begun and intend to continue to redevelop and modernize our facilities. In 2004, we commenced the redevelopment of Gulfstream Park, located just outside Miami, Florida. This redevelopment includes the construction of new wider and longer racing surfaces, which allow Gulfstream Park to run a longer live racing season and offer larger field sizes as well as a new grandstand/entertainment facility, each of which we expect to result in greater attendance and handle.

        Adding Alternative Gaming, if Permitted, at Certain of Our Racetracks.    Alternative gaming legislation that authorizes slot machines, video lottery terminals (VLTs) or electronic gaming at certain designated locations has been approved in Oklahoma, where our Remington Park racetrack is located, and Pennsylvania, where our racetrack The Meadows is located. We intend to apply for licenses and build the necessary facilities to operate slot machines or electronic gaming at Remington Park and The Meadows as soon as practicable. Alternative gaming legislation is also being seriously considered in other states in which we operate pari-mutuel facilities and if such legislation is approved, we intend to apply for the applicable licenses and build the necessary facilities as soon as practicable. The value of our racetracks in any jurisdiction in which alternative gaming legislation is approved and where we are permitted to operate slot machines or VLTs is likely to be substantially enhanced once such legislation is approved. We believe that an immediate and prompt liquidation of our assets would not realize the full potential value of our assets that would likely arise from the passage of such legislation.

        Continuing to Integrate Our Acquisitions and Implementing "Best Practice" Improvements at Our Racetracks. We believe that the increased scale and integration of our racetrack operations and related wagering operations will afford us the opportunity to both grow our revenues and achieve significant operational synergies through the implementation of best practices, cost reductions realized from economies of scale and increased efficiencies. We intend to improve the quality of the live racing experience for our customers and horsemen by upgrading and expanding our physical facilities, technology and business processes in order to attract more customers and the best available horses, trainers and jockeys. In furtherance of this strategy, we formed our Continuous Improvement Team, which since late 2003 has been evaluating and implementing best practices at our racetracks, which has resulted in significant cost savings and operating efficiencies.

        Further Developing Our Off-Track and In-Home Simulcasting and Wagering Services. We intend to continue our efforts to combine our racing content, and the racing content from racetracks not owned by us, and market this content to the in-home and off-track market. We believe that aggregating this content provides us significant leverage to generate increased revenues and economies of scale to utilize cost-effective delivery systems. We believe that packaging our product this way will increase the exposure of our racetracks as well as racetracks owned by others and expand our customer base. In pursuit of this strategy, we launched RaceONTV™ in Europe in 2004 to provide North American racing content from our tracks and other U.S. racetracks that have agreed to become part of our international distribution network to locations outside North America. In the fourth quarter of 2004, we entered into a distribution agreement with Churchill Downs that forms the basis for offering combined content from both MEC and Churchill Downs racetracks delivered to certain markets outside North America.

        Entering New Markets.    In April 2004, we opened our newest racetrack, Magna Racino, which features both thoroughbred and standardbred racing. We also launched MagnaBet™, our international account wagering service (currently operating in Austria, Great Britain and Germany) in 2004. RaceONTV™, our international simulcast distribution service, was also launched in 2004 and now offers North American racing content to customers in Austria, Germany and Peru. These operations have been operating for approximately 12 months and have not yet achieved profitability. However, we believe that we have a strong business plan for these services that has been augmented by the recent agreement with Churchill Downs, Inc. to offer combined MEC and Churchill Downs signals outside of North America.

        Developing Our Significant Real Estate Assets.    We have a significant portfolio of high quality real estate located in densely populated urban markets. Included in this real estate portfolio is land adjacent to several of our racetracks, Santa Anita Park, Gulfstream Park, Lone Star Park at Grand Prairie, Laurel Park and Magna Racino™. We are considering a variety of options with respect to this land, including entertainment and retail-based developments that could be undertaken in conjunction with business partners who could be expected to provide the necessary marketing and development expertise, as well as the necessary financing. In pursuit of this strategy, we have entered into a predevelopment management agreement with Forest City Enterprises, Inc. concerning the proposed development of a combined retail and entertainment development, featuring Gulfstream Park as its cornerstone entertainment feature. We have also entered into a letter of intent with Caruso Affiliate Holdings to explore the possibility of joint ventures to develop certain undeveloped lands surrounding our Santa Anita Park and Golden Gate Fields racetracks into retail and entertainment venues.

        We have begun and intend to continue our execution of these and other strategies and we believe that an immediate and prompt liquidation of our assets would not result in sale proceeds that reflect the true full value of our assets in light of the prospects we see for our business. In addition, an immediate and prompt liquidation of our assets would not reflect the "portfolio value" inherent in our company. We generate operating efficiencies and enhanced revenue opportunities by operating a portfolio of high quality racing and entertainment properties. As such, we believe that it is not in the best interests of our stockholders to promptly liquidate our assets.

        In addition, any immediate and prompt liquidation of our assets will likely require the premature termination of many existing agreements between our company and third parties. Any such premature terminations could potentially result in significant penalties to our company thereby reducing the portfolio value of our company and therefore the investment held by our stockholders in our company. We also believe that significant negative tax consequences for both MEC and our stockholders may arise by pursuing a liquidation of our assets, followed by a liquidation dividend. Any sale of assets for a value in excess of our tax basis for such assets would result in increased taxable income to MEC in the year of the sale. There is no guarantee that our tax losses would offset any such increased taxable income. Furthermore, any liquidation dividend paid to stockholders would likely be considered taxable income to most stockholders and would likely be subject to withholding tax for non-resident stockholders.

Vote Required

        The affirmative vote of a majority of the votes cast with respect to the shares of Class A Subordinate Voting Stock and Class B Stock, voting together as a single class, present or represented and entitled to vote at the Annual Meeting is required for the approval of this proposal. Under Delaware law, a dissolution of our company could only be effected if first approved by our Board of Directors. Therefore, if approved, this proposal would not automatically result in a liquidation, but instead would serve as a recommendation to our Board of Directors.

        MI Developments, as the holder, directly or indirectly, of all the outstanding shares of Class B Stock, has indicated that it intends to vote all such shares "AGAINST" this proposal.

        The Board of Directors recommends that the stockholders vote "AGAINST" the stockholder proposal of Howard C. Lipsitz.

ADDITIONAL INFORMATION

Other Action at the Meeting

        The Board of Directors is not aware of any other matter to be presented for action at the Annual Meeting. If any additional matters are properly presented, the shares represented by a properly signed proxy form will be voted in accordance with the judgment of the persons named on the proxy form.

Cost of Solicitation

        MEC will bear the cost of soliciting proxies for the Annual Meeting. In addition to solicitation by mail, directors, officers and other members of MEC may solicit proxies personally or by telephone or other means of communication. MEC will also reimburse its transfer agent for expenses in connection with the distribution of proxy material and brokers and other persons holding stock in their names or those of their nominees for their reasonable expenses in sending proxy material to their principals.

Stockholder Proposals for 2006 Annual Meeting

        Stockholders may submit proposals on matters appropriate for stockholder action at MEC's annual meetings consistent with regulations adopted by the Securities and Exchange Commission and MEC's bylaws. Proposals intended for inclusion in the proxy statement for the 2005 Annual Meeting must be received by MEC not later than December 5, 2005. Proposals should be directed to the attention of the Corporate Secretary's Office, Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1.

2004 Annual Report on Form 10-K

        A copy of MEC's Annual Report on Form 10-K, including our 2004 financial statements, may be obtained, without charge, by addressing a request to the Corporate Secretary's Office, Magna Entertainment Corp., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 or by visiting our website at www.magnaentertainment.com.

Stockholders are urged to send in their proxies without delay.

By Order of the Board of Directors
Lee D. Jackson Secretary
April 1, 2005

APPENDIX A

MAGNA ENTERTAINMENT CORP.

AUDIT COMMITTEE CHARTER

Purpose:

1.
The Audit Committee (the "Committee") shall provide assistance to the Board of Directors of the Corporation (the "Board") in fulfilling its oversight responsibilities to the Corporation's shareholders with respect to the quality and the integrity of the Corporation's financial reporting process, system of internal controls and procedures, accounting practices and audit process. In so doing, it is the responsibility of the Committee to promote free and open communication between the Board, the independent auditor, the Directors, Internal Audit and the management of the Corporation.

Composition and Organization

2.
The Committee shall be composed of not less than three (3) nor more than five (5) members of the Board, all of whom are "financially literate" and at least one (1) of whom shall be an "audit committee financial expert" (as such terms are defined from time to time under the requirements or guidelines for audit committee service under applicable securities laws and the rules of any stock exchange or market on which the Corporation's securities are listed for trading or quoted). Each member of the Committee shall meet the qualification and independence standards required by the rules of the U.S. Securities and Exchange Commission ("SEC") and, as long as any securities of the Corporation are traded on the Nasdaq National Market or the Toronto Stock Exchange ("TSX"), The Nasdaq Stock Market, Inc. ("NASDAQ") or the TSX, respectively, which are in effect from time to time. The Board shall annually appoint the members of the Committee and appoint a Chairman from amongst those appointed, to hold office until the next annual meeting of the shareholders of the Corporation. The members of the Committee shall serve at the pleasure of the Board and vacancies occurring from time to time shall be filled by the Board.

3.
A majority of the members of the Committee shall constitute a quorum and all actions of the Committee shall be taken by a majority of the members present at the meeting.

4.
Meetings of the Committee shall be called by the Chairman of the Committee, and may also be called by any member of the Committee, by the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, the principal accounting officer, the Secretary, or the Director, Internal Audit of the Corporation, or by the independent auditor of the Corporation.

5.
The Secretary of the Corporation shall act as Secretary of the Committee and shall provide the independent auditor, the Director, Internal Audit, the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, the principal accounting officer of the Corporation and each member of the Committee with notice of each meeting of the Committee and each such person shall be entitled to attend any meeting of the Committee. In addition, the Chairman or any member of the Committee may request that certain other officers or employees of the Corporation or any of its affiliates attend a Committee meeting.

Duties and Responsibilities

6.
The Committee shall meet with management and the independent auditor of the Corporation:

(a)
within thirty-five (35) days following the end of the first three fiscal quarters of the Corporation, but in any event prior to the release of the financial results for each such quarter, to review and discuss the financial results and draft interim unaudited financial statements of the Corporation for the preceding fiscal quarter, the related Management's Discussion and Analysis of Results of Operations and Financial Position ("MD&A") and the results of the independent auditor's review; and

  (b)
  within sixty (60) days following the fiscal year-end of the Corporation, but in any event prior to the release of the financial results for the fiscal year, to review and discuss the financial results of the Corporation for the preceding fiscal year, the draft audited financial statements, the related MD&A and the results of the audit.

    The Committee shall report to the Board on the results of each such meeting and, if satisfied with their review, recommend the approval of such statements and MD&A and their inclusion in the Corporation's required regulatory filings.

7.
In addition to the duties and obligations of the Committee under applicable law and the rules of any stock exchange or market where the securities of the Corporation are listed or quoted, the Committee may examine and consider such other matters in relation to the internal and external audit of the Corporation's accounts, financial reporting process and system of internal controls, and in relation to the general financial affairs of the Corporation, as the Committee may deem necessary or desirable, except for those matters specifically delegated by the Board to another standing Board Committee or retained by the Board.

  In carrying out the Committee's duties and responsibilities, the Committee shall:

  (a)
  have authority and be directly responsible for the appointment, engagement (including the fixing of compensation) and oversight of the work of the independent auditor, including the pre-approval, or the establishment of policies and procedures (including the setting of thresholds or the delegation to the Chairman or another member of the Committee) for the pre-approval, of the engagement and compensation of the independent auditor in respect of the provision of (i) all audit, review or attest engagements required by applicable law and (ii) all non-audit services permitted to be provided by the independent auditor in accordance with applicable law, the rules of the SEC and the rules of any other applicable regulatory authority;

  (b)
  review and approve the objectives and general scope of the external audit (including the overall audit plan, the proposed timing and completion dates together with the estimated audit fees), discuss the external audit with the independent auditor and approve the independent auditor's actual audit fees;

  (c)
  evaluate annually the performance, quality control procedures and efficiency of the independent auditor in carrying out its duties and responsibilities and review the experience and qualifications of the independent auditor's team;

  (d)
  satisfy itself that management has established and is maintaining an adequate system of internal financial and accounting controls and procedures (including computerized information controls and security) and is responding on a timely basis to any significant weaknesses which have been identified in such controls or procedures, meet with and review significant reports of the Director, Internal Audit and the independent auditor relating to such internal controls and procedures and the administrative efficiencies in the financial reporting process, and have authority and be directly responsible for the appointment of the Director, Internal Audit, the scope of the internal audit work plan and the staffing of the internal audit function, including the engagement of outside firms;

  (e)
  review annually management's review, assessment and report relating to the effectiveness of the Corporation's internal financial and accounting controls and procedures in respect of each fiscal year of the Corporation as well as the Director, Internal Audit's attestation of such assessment;

  (f)
  review (i) the selection, use and quality of application of, and proposed significant amendments by the Corporation to its accounting policies and practices and related judgments, (ii) the effect of any regulatory or accounting initatives, as well as off balance sheet transactions, if any, and (iii) alternative GAAP treatments for policies and practices relating to material items, including the ramifications of such alternative disclosures or treatments and any preferred treatment, to ensure that the policies, practices and GAAP treatments adopted are appropriate and consistent with the Corporation's needs and applicable requirements, and review and discuss the same with the independent auditor;

  (g)
  review, on behalf of the Board, any potential illegal, improper or fradulent behavior which may have a negative effect on the integrity or reputation of the Corporation, review the findings of any regulatory authorities in relation to the financial affairs of the Corporation, and monitor compliance with any Code of Ethics or Code of Conduct which may be in effect from time to time including, where applicable, reviewing and deciding on requests for waivers or variances from such Code(s);

  (h)
  satisfy itself that, where there are significant unsettled issues that do not affect the audited financial statements (e.g. disagreements regarding correction of internal control weaknesses or the application of accounting principles to proposed transactions), there is an agreed course of action leading to the resolution of such matters;

  (i)
  ensure that there are adequate procedures for the review of interim financial statements, including timely review by the independent auditor, and other financial information prior to their distribution to the shareholders of the Corporation;

  (j)
  satisfy itself generally that there is a good working relationship between management and the independent auditor, review any management letters, schedules of unadjusted differences or related reports from the independent auditor and monitor, examine and assess any material differences of opinion between management and the independent auditor;

  (k)
  establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls, illegal, improper or fraudulent behavior, audit-related matters and the confidential, anonymous submission of complaints by employees of the Corporation regarding such matters;

  (l)
  actively engage in dialogue with and review the independent auditor's independence within the applicable rules of the SEC and any other applicable securities law or regulatory and professional authorities, including the receipt at least annually of a disclosure report from the independent auditor regarding its independence as required by the U.S. Independence Standards Board Standard No. 1, and give due consideration to whether the provision of non-audit services by the independent auditor, if applicable, is compatible with maintaining the independent auditor's independence;

  (m)
  assess with management the Corporation's material risk exposures and the Corporation's actions to monitor and control such exposures;

  (n)
  review and assess this Audit Committee Charter annually and make recommendations to the Board for such changes to this Charter as the Audit Committee shall consider necessary or desirable;

  (o)
  discuss with the independent auditor the matters required to be discussed by Statements of Auditing Standards No. 54, 61, 89 and 90, and any other applicable standards or requirements in effect from time to time relating to the conduct of the audit and quarterly review of the interim financial statements;

  (p)
  prepare the Audit Committee report in the form and at the time required by the rules of the SEC and any other applicable regulatory authorities to be included in the Corporation's proxy statement;

  (q)
  establish and monitor clear policies for hiring by the Corporation of employees or former employees of the independent auditors;

  (r)
  review with management any difficulties Internal Audit encountered in the course of their audits, including any restrictions on the scope of their work or access to required information;

  (s)
  periodically review the Corporation's code of conduct to ensure that it is adequate and up-to-date;

  (u)
  meet separately with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations on a periodic basis; and

  (v)
  perform such other functions as may be requested or delegated by the Board from time to time, or be required by the Corporation's by-laws, applicable law or the rules of applicable regulatory authorities.

General

8.
For the purpose of performing their duties and responsibilities, the members of the Committee shall have full access to and the right to inspect all books, records and facilities of the Corporation and shall be permitted to discuss such books, records and facilities and any other matters relating to the financial affairs of the Corporation with the Corporation's management, employees, independent auditor, Director, Internal Audit and external advisors.

9.
The Committee may retain outside financial, legal and other experts, at the expense of the Corporation, as it deems reasonably necessary to assist or advise the Committee in carrying out its duties and responsibilities.

10.
Notwithstanding the foregoing and subject to applicable law, the Committee shall not be responsible to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles as these are the responsibility of management and the independent auditor. The primary responsibility of the Committee is to assist the Board in overseeing the Corporation's financial reporting process, system of internal controls, accounting practices and audit process, and to report thereon to the Board.

QuickLinks

NOTICE OF ANNUAL MEETING
PROXY STATEMENT
GENERAL INFORMATION
Holders of Class A Subordinate Voting Stock and Class B Stock
ITEM A — ELECTION OF DIRECTORS (Item A on the Proxy Form)
MANAGEMENT
SECURITY OWNERSHIP
THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
EXECUTIVE COMPENSATION
Summary Compensation Table
CORPORATE GOVERNANCE, HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
ITEM B — RATIFICATION OF APPOINTMENT OF AUDITORS (Item B on the Proxy Form)
ITEM C — STOCKHOLDER PROPOSAL OF HOWARD LIPSITZ (Item C on the Proxy Form)
ADDITIONAL INFORMATION
APPENDIX A MAGNA ENTERTAINMENT CORP. AUDIT COMMITTEE CHARTER